Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 29, 2020 (except for Note 14(b), as to which the date is September 28, 2020), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-248757) and the related Prospectus of Oncorus, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 28, 2020